EXHIBIT 99.1

Borneo Resource Investments Ltd. Acquires Indonesian Company And Appoints New Board Member

Bothell, Wash., June 14, 2013 – Borneo Resource Investments Ltd. (OTCQB: BRNE), (the “Company” or “Borneo”), today announced that on June 10, 2013, effective June 1, 2013, Borneo Resource Investments Ltd. (the “Company”), entered into agreements (the Deed of Sale of Shares, the Equity Entrustment Agreement and the Stock Purchase Agreement or collectively, the “Agreements”) to purchase a 90% ownership interest in PT Puncak Kalabat, an Indonesia corporation (“Kalabat”).

Upon the execution of the Agreements, the Company entered into additional agreements to replace the Purchase Agreement, dated March 5, 2013 and filed with the SEC on March 11, 2013, with Kalabat for the purchase of 50 hectares of property (the “Talawaan Property”) and the Purchase Agreement, dated March 22, 2013 and filed with the SEC on March 28, 2013, with Kalabat for the purchase of 30 hectares of property (the “Ratatotok Property”). The Company entered into new purchase agreements for the Talawaan Property and the Ratatotok Property by and among the Company, Kalabat and Sanding Longdong (the “Seller”), the owner of the properties with whom Kalabat had purchase agreements. The Company has paid $105,000 as the initial payment but the purchase agreement for the Talawaan Property requires further payments of $395,000, which became due upon the execution of the purchase agreement for the Talawaan Property, an additional $2,500,000 due on or before June 30, 2013 and a final payment of $2,000,000 due on December 31, 2013. The purchase agreement for the Talawaan Property requires that the Seller deliver to Kalabat the Talawaan Property. As a result of this Agreement, the Company shall record a payable of $4,895,000 on its financial statements and shall begin to generate revenues during the month of June. The purchase agreement for the Ratatotok Property requires further payments of $45,000, which became due upon the execution of the purchase agreement for the Ratatotok Property, an additional $450,000 due on or before June 30, 2013 and a final payment of $1,500,000 due on December 31, 2013. The purchase agreement for the Ratatotok Property requires that the Seller deliver to Kalabat the Ratatotok Property. As a result of this Agreement, the Company shall record a payable of $1,995,000 on its financial statements.

The Company announced that Ms. Grace Sarendatu has been appointed to the Board of Directors. Ms. Sarendatu is a lawyer and notary with over 30 years of experience operating a legal and notarial practice in Minahasa Regency of Sulawesi Province in the Republic of Indonesia. Ms. Sarendatu graduated with a Bachelor of Law degree from the University of Dibonegoro in Java, Indonesia, prior to establishing her practice in the city of Manado. She has been active in coordinating and orchestrating both merger, acquisition and licensing/concession transactions, particularly in the mining industry in both Sulawesi and Kalimantan provinces of Indonesia. In the course of her notarial and legal activities, Ms. Sarendatu has built up a strong relationship network, particularly within local and regional governments, which has served her notarial and legal clients well. Since it began operations in Indonesia, Ms. Sarendatu has provided both legal and notary services to the Company.

Nils Ollquist Borneo’s Chief Executive Officer commented, “The successful completion of these transactions is a significant milestone for Borneo. For the first time, the Company is in a position to report revenues from operations, which we expect to do this quarter. The acquisition of Kalabat provides a platform for the Company to expand our precious metals project portfolio and reaffirms our plans to the expansion of our activities in the region.”

Mr. Ollquist continued, “Grace Sarendatu has been a member of our team since we first began doing business in Indonesia. By her joining of our Board we are communicating our commitment to the Indonesian business community and further strengthen our relationships in the region.”

Further, Mr. Ollquist said, “Although our primary focus over approximately the last six months has been on aggressively pursuing the opportunities on the gold projects, we have not reduced our commitment to coal. We are in the process of documenting the extension of the concessions for the coal properties currently in our portfolio, seeking additional concessions, and we are actively pursuing coal trading transactions.”

In closing, Mr. Ollquist stated, “This is an exciting time for the Company and its shareholders. We have worked hard to develop a natural resource portfolio that not only has significant value but also will generate revenue and profit. As we have in the past the Company believes that it will continue to meet its financial commitments and we continue our evaluation of financing proposals that will meet the future needs of the Company. We look forward to sharing the results of our efforts as we continue to expand our activities and grow the company.”

About The Company

Borneo Resource Investments Ltd. is an aggregator of proven precious metal and natural resource concession assets in the Republic of Indonesia. Each concession is a contractual right to explore or develop natural resources in a specific land area. Borneo’s current natural resource portfolio includes two gold projects and a concession for high quality thermal coal. The first gold project is producing while the other is non-producing. Borneo also trades precious metals and thermal coal between Indonesian domestic groups and international buyers. Borneo seeks to opportunistically acquire and market additional natural resource assets.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Words such as "believe”, "estimate”, "will be”, "will”, "would”, "expect”, "anticipate”, "plan”, "project”, "intend”, "could”, "should" or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance, and we do not undertake to update our forward-looking statements.

For example, we are using forward looking statements when we discuss the indications that estimate the potential revenue that may be generated from this property. These forward-looking statements are based on the current expectations of the management of Borneo Resource Investments Ltd. only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in the price of natural resources, a change in the estimate of natural resources on our concessions, a change in the ability to extract the natural resources, changes in Indonesian law, risks associated with counterparty default in any of our agreements and the ability to acquire funding. Except as otherwise required by law, Borneo Resource Investments Ltd. undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Source: Borneo Resource Investments Ltd.

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Investor Relations Contact:
Borneo Resource Investments Ltd.
R. Scott Chaykin, CFO
schaykin@borneore.com